ULTIMUS  MANAGERS TRUST
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 21st day of August, 2012, to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012 (the " Custody Agreement"), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Transfer Agent”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit E, the Cincinnati Asset Management Funds: Broad Market Strategic Income Fund, is hereby added to the Custody Agreement.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST	U.S. BANK, N.A.

By: /s/Robert G. Dorsey	By: /s/Michael R. McVoy

Name: Robert G. Dorsey	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit E to the Custody Agreement – Ultimus Managers Trust and U.S. Bank, N.A.

Name of Series
Cincinnati Asset Management Funds: Broad Market Strategic Income Fund

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